Exhibit 99.1

Aytu BioPharma Reports Record Fourth Quarter and Fiscal Year 2022

Revenue

Record fourth quarter and fiscal year net revenue driven by strong growth in Prescription segment

Positive Adjusted EBITDA within Prescription segment

Company to Host Conference Call Today at 4:30pm ET

ENGLEWOOD, CO / September 27, 2022 / Aytu BioPharma, Inc. (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics, with a development pipeline addressing rare, pediatric-onset disorders, today announced financial and operational results for the fourth quarter and fiscal year ended June 30, 2022.

Q4 2022 Commercial Highlights (3 months ending June 30, 2022)

•	Total net revenue was $27.4 million, a new quarterly record, and an increase of 17% over the $23.5 million in net revenue in the year ago period.
•	Net revenue from Prescription products was $18.7 million during Q4 2022, also a new quarterly record, compared to $14.6 million in the year ago period, growth of 28%.
o	ADHD (Adzenys XR-ODT and Cotempla XR-ODT) net revenue increased by 21% to $12.2 million from $10.1 million in the year ago period.
o	Pediatric (Poly-Vi-Flor, Tri-Vi-Flor, and Karbinal ER) net revenue of $6.1 million, an increase of 64%, compared to $3.7 million in the year ago period.
•

Consumer Health revenue during Q4 2022 was $8.7 million, a decrease of 2% compared to the year ago period of $8.9 million, driven by short-term supply chain disruptions which the Company believes have been addressed.

•

Prescription segment Adjusted EBITDA[1] (see Table A-1) was a positive $1.1 million, while Consumer Health (see Table A-1) was $(2.1) million resulting in a combined Adjusted EBITDA of $(1.0) million for the Company’s commercial business. This compares to Adjusted EBITDA of $(5.5) million for the Prescription segment and $(2.7) million for the Consumer Health segment in Q4 2021, resulting in a combined Adjusted EBITDA of $(8.2) million for the Company’s commercial business.

FY 2022 Commercial Highlights (12 months ending June 30, 2022)

•	Total net revenue increased 47% to $96.7 million from $65.6 million in FY21.
•	Net revenue from Prescription products was $61.1 million, compared to $32.7 million last year, growth of 87%.

1 Aytu uses the term EBITDA, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting EBITDA by segments allows investors to evaluate the various performance of these segments. The Company's method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net loss is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to EBITDA.

o	ADHD (Adzenys XR-ODT and Cotempla XR-ODT) net revenue of $42.9 million, an increase of 294%, reflecting the acquisition of Neos Therapeutics and the ADHD franchise in Q3 FY2021.
o	Pediatric (Poly-Vi-Flor, Tri-Vi-Flor, and Karbinal ER) net revenue of $16.1 million, an increase of 29%.
•	Consumer Health net product revenue of $35.5 million, an increase of 8% compared to $33.0 million in FY 2021.
•

FY 2022 Prescription segment Adjusted EBITDA (see Table A-2) was a $(5.5) million, while Consumer Health (See Table A-2) was $(4.9) million, resulting in a combined Adjusted EBITDA of $(10.4) million for the commercial business. This is in comparison to Adjusted EBITDA of $(25.5) million for the Prescription segment and $(5.3) million for the Consumer Health segment, in fiscal 2021 resulting in a combined Adjusted EBITDA of $(30.8) million for the commercial business.

Pipeline Highlights

•

In July 2022, initiated the global Phase 3, PREVEnt (Prevention of Ruptures with Enzastaurin for Vascular Ehlers-Danlos Syndrome) clinical trial of enzastaurin (AR101) for the treatment of patients with COL3A1-positive Vascular Ehlers-Danlos Syndrome (VEDS).

•

In April 2022, announced positive preclinical data in ventilator-associated pneumonia (VAP) for Healight, the Company’s proprietary ultraviolet A (UV-A) light endotracheal catheter. Following the completion of this porcine study, the Company expects to explore monetization opportunities for Healight, potentially in the form of regional or global out-licensing arrangements.

Management Discussion

“I am extremely pleased with the traction we are achieving in our commercial operations as we achieved record fourth quarter and fiscal year net revenues driven by strong growth in our prescription business and high-single digit growth in our consumer health segment during the year, despite some short-term supply chain disruptions on the consumer side of the business,” commented Josh Disbrow, Chief Executive Officer of Aytu BioPharma. “The 28% prescription growth during the fourth quarter is largely being driven by execution of our sales force and the leverage we’re gaining through Aytu RxConnect, our proprietary patient access program that enables affordable, predictable, hassle-free patient access to Aytu’s prescription products. Our sales force is making incremental strides with our physician and patient centric messaging, and we are experiencing tailwinds from the growth of our key prescription markets, particularly within ADHD. Through operational improvements, commercial execution, and positive market drivers we have delivered positive adjusted EBITDA in the fourth quarter within our prescription segment which we believe bodes well for us as we enter fiscal 2023, particularly as we continue both our top line growth and margin improvement through the tech transfer of Adzenys XR-ODT and Cotempla XR-ODT to further improve our bottom line.”

“As we look to the future, I believe Aytu is well positioned as we expect continued growth in our portfolio of prescription and consumer health products. This organic growth when coupled with operational and manufacturing efficiencies, as well as portfolio prioritization, should drive us towards positive adjusted EBITDA. As previously reported, we expect to remove approximately $15 million from our cost structure during fiscal 2022 and 2023 which we remain on target to achieve. This solid base, coupled with the clinical advancement of AR101 in our Phase 3 PREVEnt clinical trial of enzastaurin for the treatment of patients with COL3A1-positive Vascular Ehlers-Danlos Syndrome, provides us with the unique ability to have a solid fundamentally driven commercial business, coupled with a high value pipeline opportunity. We look forward to the future with tremendous optimism.”

Segment Reporting

	Year Ended		Quarter Ended
	June 30,		June 30,
	2022	2021	2022	2021

	(In thousands)		(In thousands)
Consolidated revenue:
Prescription	$61,121	$32,678	$18,734	$14,587
Consumer Health	35,548	32,954	8,714	8,895
Consolidated revenue	$96,669	$65,632	$27,448	$23,482

Prescription
ADHD	$42,855	$10,883	$12,243	$10,085
Pediatric	16,084	12,437	6,125	3,734
Other*	2,182	9,358	366	768
	$61,121	$32,678	$18,734	$14,587

*Other includes COVID-related test kits and discontinued or deprioritized products.

AR101/enzastaurin Pipeline Update

AR101/enzastaurin is a protein kinase C β-isoform (PKCβ) inhibitor, initially developed by Eli Lilly for the treatment of solid and hematological cancers. Based on the research performed in the laboratory of Dr. Hal Dietz at Johns Hopkins University, AR101 has shown remarkable success in mouse models in addressing the cellular dysfunction associated with upregulation of PKC, which is now believed to be the primary driver of VEDS-related arterial events.

The Company announced in July 2022 it had initiated the global Phase 3 clinical trial of AR101/enzastaurin for the treatment of patients with COL3A1-positive Vascular Ehlers-Danlos Syndrome (VEDS). The PREVEnt Trial is global in nature with an anticipated 30+ sites across the US and Europe. The Company received an FDA Safe to Proceed Letter, and in Europe has garnered Regulatory Authority and Ethics Commission approvals to begin clinical work in multiple countries.

The trial is a prospective, Phase 3, global, randomized, double-blind, placebo-controlled efficacy trial designed to evaluate AR101/enzastaurin in patients with genetically confirmed COL3A1-positive VEDS. The primary aim of the trial is to determine whether enzastaurin reduces the occurrence of VEDS-related arterial events (ruptures, dissections, pseudoaneurysms, carotid-cavernous fistula, and aneurysm) requiring medical intervention compared to placebo. The Company expects to enroll approximately 260 VEDS patients in the trial, with enrollment beginning in early 2023.

Q4 2022 Financial Results

Net revenue for the fourth quarter of fiscal 2022 was $27.4 million, compared to $23.5 million for the fourth quarter of fiscal 2021, a 17% increase year-over-year.

Net revenue from Prescription sales in the fourth quarter of fiscal 2022 was $18.7 million, compared to $14.6 million in the same quarter last year, an increase of 28%. ADHD brands Adzenys XR-ODT and Cotempla XR-ODT experienced 21% growth in net prescription revenue to $12.2 million in the fourth quarter of fiscal 2022 compared to $10.1 million during the fourth quarter of fiscal 2021. Prescription Pediatric portfolio comprised of Poly-Vi-Flor, Tri-Vi-Flor, and Karbinal ER experienced 64% growth in net prescription revenue to $6.1 million in the fourth quarter of fiscal 2022 compared to $3.7 million in the fourth quarter of fiscal 2021.

Net revenue for the fourth quarter of fiscal 2022 from the Consumer Health franchise was $8.7 million, compared to $8.9 million in the same quarter last year, a decrease of 2%. This decrease was largely driven by short-term supply chain disruptions.

Gross profit increased to $14.8 million, or 54% of net revenue, in the fourth quarter of fiscal 2022, compared to $11.3 million, or 48% of net revenue, in the same quarter in fiscal year 2021. This improvement in gross margin percentage was primarily driven by improvements in the ADHD and Pediatric product lines, a result of cost reduction efforts and greater volume, and the impairment of inventory during the year ended June 30, 2021. This improvement was offset by a decrease in gross margins in the Consumer Health Division due to the growth of the e-commerce business, which generates lower gross margins (but higher contribution margins) than the direct-to-customer dietary supplement and personal care products business.

Operating expenses, excluding impairment expense and amortization of intangible assets, were $21.1 million in the fourth quarter of fiscal 2022 compared to $25.6 million in the year ago fourth quarter. Research and development expenses were $3.7 million in the fourth quarter of fiscal 2022 compared to $4.8 million in the year ago fourth quarter. Of this $3.7 million, $1.5 million was comprised of milestone payments made upon the achievement of certain AR101 regulatory milestones.

Net loss was impacted by impairment of $10.8 million due to the $8.6 million impairment of goodwill associated with its 2020 Innovus acquisition, primarily driven by the decline in Aytu's market capitalization, and $2.2 million impairment due to the discontinuation of certain consumer products.

Net loss for the fourth quarter of fiscal 2022 was $(17.7) million, or $(0.49) per share, compared to $(19.0) million, or $(0.81) per share for the same quarter last year.

Fiscal 2022 Financial Results

Net revenue for fiscal 2022 was $96.7 million, compared to $65.6 million for fiscal 2021, a 47% increase year-over-year.

Net revenue from Prescription products for fiscal 2022 was $61.1 million, compared to $32.7 million in fiscal year 2021, an increase of 87%. ADHD brands Adzenys XR-ODT and Cotempla XR-ODT experienced 294% growth in net product revenue to $42.8 million in fiscal 2022 compared to fiscal 2021. The ADHD products were acquired in March of 2021 and reflect a prior fiscal year stub period of ownership. Prescription pediatric portfolio comprised of Poly-Vi-Flor, Tri-Vi-Flor, and Karbinal ER experienced 29% growth in net prescription revenue to $16.1 million in fiscal 2022 compared to $12.4 million for the year ended June 30, 2021.

Net revenue for fiscal 2022 from the Consumer Health franchise was $35.5 million, compared to $33.0 million last year, an increase of 8%. This revenue growth was achieved despite short-term supply chain disruptions, which the Company believes have been addressed.

Gross profit increased to $52.3 million, or 54% of net revenue, in fiscal 2022, compared to $29.2 million, or 44% of net revenue, in fiscal 2021. The improvement in gross margin percentage was primarily due to improvements in the ADHD and Pediatric product lines, a result of cost reduction efforts and greater volume, and the impairment of inventory in fiscal 2021. The reduction of gross margins in the Consumer Health segment was due to the growth of the e-commerce business, which generates lower gross margins (but higher contribution margins) than the direct to customer business.

Operating expenses, excluding impairment expense and amortization of intangible assets, was $84.3 million in fiscal 2022 compared to $69.2 million in fiscal 2021. The change was primarily the result of the acquisition of Neos, which was completed on March 19, 2021. Research and development expenses were $14.4 million in fiscal 2022 compared to $5.6 million in fiscal 2021. The increase in R&D was primarily related to investments made to advance AR101, inclusive of milestone payments paid in a combination of cash and common stock.

During the year ended June 30, 2022, the Company recognized total impairment expense of $75.5 million, consisting of (i) $65.8 million in goodwill primarily a function of the decrease in Aytu’s market capitalization, (ii) $7.1 million intangible assets, (iii) $2.0 million inventory, (iv) $0.4 million other assets and (v) $0.2 million property and equipment. The impairment expenses related to write-down of assets was due to the discontinuation of certain products in our Prescription segment. During the year ended June 30, 2021, the Company recognized impairment expense of $12.8 million related to impairment of the Tuzistra and Natesto licensed intangible assets, which were divested on March 31, 2021.

Net loss for fiscal 2022 was $(110.2) million, or $(3.75) per share, compared to $(58.3) million, or $(3.48) per share in fiscal 2021. Net loss was primarily impacted by total impairment expenses of $75.5 million in fiscal 2022.

Balance Sheet and Operational Improvements

Cash and cash equivalents at the end of the fiscal year ended June 30, 2022 were $19.4 million. Subsequent to the end of the year, the Company raised $10.0 million in gross proceeds in a registered public offering.

The Company completed a $15 million, 3-year debt refinancing providing more flexible terms and extended the Company’s $12.5 million, subject to limitations, revolving credit facility to 2025. Additionally, the Company initiated a 2-year operating expense reduction project, with the goal of cutting targeted expenses by $15.0 million by fiscal year end 2023. This plan remains on track.

Conference Call Details

Aytu will host a conference call on Tuesday, September 27th, 2022, at 4:30 PM Eastern Time to discuss the Company’s corporate progress and other developments, as well as financial results for its fiscal year ended June 30th, 2022.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or for international callers 973-528-0011 and using entry code 367672. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2142/46589.

A webcast replay will be available on the Investors News/Events section of the Company’s website. A telephone replay of the call will be available approximately one hour following the call, through October 11, 2022, and can be accessed by dialing 877-481-4010 for U.S. callers or 919-882-2331 for international callers and entering replay access code 46589.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company with a portfolio of commercial prescription therapeutics and consumer health products, and a growing therapeutics pipeline focused on treating rare, pediatric-onset disorders. The Company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. Aytu is also building a therapeutic pipeline, which includes AR101 (enzastaurin), a PKCβ inhibitor in development for the treatment of Vascular Ehlers-Danlos Syndrome (VEDS). VEDS is a rare genetic disease typically diagnosed in childhood resulting in high morbidity and a significantly shortened lifespan, and for which there are no currently approved treatments. AR101 has received Orphan Drug designation and Fast Track designation from the U.S. Food and Drug Administration and has received Orphan Drug designation from the European Commission. Aytu is also researching and advancing the development of the Healight ultraviolet light A (UVA) endotracheal catheter, a patented, investigational medical device with potential application in the treatment of severe, difficult-to-treat respiratory infections. To learn more, please visit aytubio.com.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company's plans relating to the clinical development and commercialization of AR101, the Company's overall financial and operational performance, the anticipated start dates, durations and completion dates, as well as the potential future results of the Company's ongoing and future clinical trials, the anticipated designs of the Company's future clinical trials, and the anticipated future regulatory submissions, potential adverse changes to our financial position or our business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, risks related to the ongoing COVID-19 pandemic and its impact on our operations, our ability to effectively integrate operations and manage integration costs following our acquisitions, our partners performing their required activities, our anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaboration. We also refer you to (i) the risks described in ''Risk Factors'' in Part I, Item 1A of Aytu's most recent Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission.

Contacts for Investors:

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

AYTU@lythampartners.com

Source: Aytu BioPharma, Inc.

AYTU BIOPHARMA, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per-share)

(Three Month Period Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Product revenue, net	$27,448	$23,482	$96,669	$65,632
Cost of sales	12,606	12,183	44,386	36,432
Gross profit	14,842	11,299	52,283	29,200

Operating expenses
Research and development	3,697	4,764	14,439	5,623
Selling and marketing	10,013	12,180	38,713	30,308
General and administrative	7,383	8,552	31,167	25,500
Acquisition related costs	—	70	—	2,919
Restructuring costs	—	11	—	4,886
Impairment expense	10,809	8,539	75,458	12,825
Amortization of intangible assets	853	1,255	4,067	6,009
Total operating expenses	32,755	35,371	163,844	88,070

Loss from operations	(17,913)	(24,072)	(111,561)	(58,870)

Other income (expense)
Other (expense), net	(787)	(495)	(862)	(2,050)
Gain from contingent consideration	999	7,139	1,760	4,459
Gain (loss) on extinguishment of debt	—	(1,311)	169	(1,569)
Gain on derivative warrant liability	—	—	211	—
Total other income	212	5,333	1,278	840
Loss before income tax	(17,701)	(18,739)	(110,283)	(58,030)
Income tax expense (benefit)	—	259	(110)	259
Net loss	$(17,701)	$(18,998)	$(110,173)	$(58,289)

Weighted average number of common shares outstanding	35,971,882	23,519,870	29,397,504	16,746,679

Basic and diluted net loss per common share	$(0.49)	$(0.81)	$(3.75)	$(3.48)

AYTU BIOPHARMA, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per-share)

	June 30,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$19,360	$49,649
Restricted cash	—	252
Accounts receivable, net	21,712	28,176
Inventory, net	10,849	16,339
Prepaid expenses	7,375	9,780
Other current assets	633	1,038
Total current assets	59,929	105,234

Property and equipment, net	3,025	5,140
Operating lease right-of-use asset	3,271	3,563
Intangible assets, net	70,632	85,464
Goodwill	—	65,802
Other non-current assets	766	465
Total non-current assets	77,694	160,434
Total assets	$137,623	$265,668

Liabilities
Current liabilities
Accounts payable and other	$10,987	$19,255
Accrued liabilities	44,187	57,234
Short-term line of credit	3,813	7,934
Current portion of debt	96	16,668
Other current liabilities	5,359	8,347
Total current liabilities	64,442	109,438
Debt, net of current portion	14,279	180
Other non-current liabilities	12,810	18,482
Total liabilities	91,531	128,100

Commitments and contingencies

Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding as of June 30, 2022 and June 30, 2021	—	—
Common Stock, par value $.0001; 200,000,000 shares authorized; shares issued and outstanding 38,578,825 and 27,490,412, respectively, as of June 30, 2022 and June 30, 2021	4	3
Additional paid-in capital	334,560	315,864
Accumulated deficit	(288,472)	(178,299)
Total stockholders' equity	46,092	137,568
Total liabilities and stockholders' equity	$137,623	$265,668

Table A-1 – Segment Adjusted EBITDA (Quarterly)

(in thousands)

	Three Months Ended							Three Months Ended
	Aytu BioPharma	Consumer Health	Pipeline R&D	June 30, 2022	Aytu BioPharma	Consumer Health	Pipeline R&D	June 30, 2021
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(1,332)	$(13,352)	$(3,017)	$(17,701)	$(12,224)	$(3,257)	$(3,517)	$(18,998)
Addback:	—
Depreciation and Amortization	1,582	382	—	1,964	2,241	447	—	2,688
Impairment expense	—	10,809	—	10,809	8,539	—	—	8,539
Stock based compensation	1,146	16	68	1,230	1,075	14	—	1,089
Interest expense	1,028	37	—	1,065	1,198	96	—	1,294
Other income	(278)	—	—	(278)	(803)	4	—	(799)
Gain from contingent considerations	(999)	—	—	(999)	(7,139)	—	—	(7,139)
Gain on extinguishment of debt	—	—	—	—	1,311	—	—	1,311
Gain on derivative warrant liability	—	—	—	—	—	—	—	—
Income tax benefit	—	—	—	—	259	—	—	259

Adjusted EBITDA	$1,147	$(2,108)	$(2,949)	$(3,910)	$(5,543)	$(2,696)	$(3,517)	$(11,756)

Table A-2 – Segment Adjusted EBITDA (Annual)

(in thousands)

	Year Ended							Year Ended
	Aytu BioPharma	Consumer Health	Pipeline R&D	June 30, 2022	Aytu BioPharma	Consumer Health	Pipeline R&D	June 30, 2021
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(81,109)	$(17,465)	$(11,599)	$(110,173)	$(46,518)	$(7,760)	$(4,011)	$(58,289)
Addback:
Depreciation and Amortization	7,821	1,557	—	9,378	5,887	1,801	—	7,688
Impairment expense	64,649	10,809	—	75,458	12,825	—	—	12,825
Stock based compensation	4,674	58	515	5,247	3,138	436	—	3,574
Interest expense	3,310	132	—	3,442	2,605	231	—	2,836
Other income	(2,583)	3	—	(2,580)	(803)	17	—	(786)
Gain from contingent considerations	(1,760)	—	—	(1,760)	(4,459)	—	—	(4,459)
Gain on extinguishment of debt	(169)	—	—	(169)	1,569	—	—	1,569
Gain on derivative warrant liability	(211)	—	—	(211)	—	—	—	—
Income tax benefit	(110)	—	—	(110)	259	—	—	259

Adjusted EBITDA	$(5,488)	$(4,906)	$(11,084)	$(21,478)	$(25,497)	$(5,275)	$(4,011)	$(34,783)